Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 20, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 3Q AND YEAR-TO-DATE 2008 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended November 1, 2008.

Third Quarter of 2008

For the 13-week third quarter of 2008, the Company incurred a net loss of $(14.1) million or $(0.34) per share as compared to a net loss of $(2.7) million or $(0.06) per share in 2007. Net sales decreased 10.4 percent to $298.8 million for the 13 weeks ended November 1, 2008 from $333.3 million for the 13 weeks ended November 3, 2007. Comparable store sales for the 13 weeks ended November 1, 2008 decreased 12.6 percent from the 13 weeks ended November 3, 2007.

Gross profit decreased to $67.5 million or 22.6 percent of sales in the third quarter of 2008 compared to $86.2 million or 25.9 percent of sales in the same period last year. The gross profit rate decreased primarily due to higher markdowns, somewhat offset by increased mark-up. Gross profit also suffered from a lack of occupancy leverage on lower sales.

Selling, general and administrative (SG&A) expenses were $93.5 million or 31.3 percent of sales as compared to $97.2 million or 29.2 percent of sales during the same period last year. The $3.7 million decrease in SG&A expenses resulted from significant reductions in advertising, store operating expenses and share-based compensation, somewhat offset by increases in store closing expenses and professional fees related to ongoing expense reduction initiatives. The SG&A rate was higher due to a lack of leverage on lower sales.

First Nine Months of 2008

For the first nine months of 2008, the Company incurred a net loss of $(15.1) million or $(0.37) per share as compared to net income of $7.6 million or $0.18 per share in 2007. Net sales decreased 7.5 percent to $962.6 million for the 39 weeks ended November 1, 2008 from $1,040.2 million for the 39 weeks ended November 3, 2007. Comparable store sales for the 39 weeks ended November 1, 2008 decreased 10.5 percent from the 39 weeks ended November 3, 2007.

Gross profit decreased to $239.3 million or 24.9 percent of sales in the first nine months of 2008 compared to $277.3 million or 26.7 percent of sales in the same period last year. Merchandise margins decreased slightly as higher mark-up was more than offset by increased markdowns. The gross profit rate decreased primarily due to a lack of occupancy leverage on lower sales.

SG&A expenses were $277.6 million or 28.8 percent of sales as compared to $282.3 million or 27.1 percent of sales during the same period last year. The $4.8 million decrease in SG&A expenses resulted from significant reductions in advertising and share-based compensation, somewhat offset by increases in store closing expenses, and professional fees related to ongoing expense reduction initiatives. The SG&A rate was higher due to a lack of leverage on lower sales.

“Our third quarter was the most challenging in the Company’s history as the economic developments severely curbed our customer’s normal shopping habits,” noted Linda M. Farthing, president and chief executive officer of Stein Mart. “Despite more aggressive promotion, reducing average store inventories 12.2 percent year over year, and acceleration of our efforts to control costs, the magnitude of the sales shortfall could not be overcome.”

Farthing continued, “Although we planned conservatively for the holiday season, current sales trends and the amount and scale of competitive promotion already underway suggest that we will have to be especially aggressive to reduce seasonal inventory in a timely manner.”

Key points

In light of the severity of the current economic environment, management has accelerated various initiatives begun earlier this year to increase sales; motivate existing customers and attract new ones; reduce expenses and maximize cash flow.

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In the merchandise area, efforts continue to expand the customer base by adding more desirable name brand merchandise throughout the store, and by extending our assortment to attract a somewhat younger customer to join our traditional base. At the same time, overall inventories are planned to reflect an expectation of continued consumer caution and extreme value-consciousness for the foreseeable future.

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Customers are understandably focused on superior value. Our updated marketing message positions Stein Mart as a “different kind of discount store” with better brands, service, ambiance and convenience vs. other discount stores. We continue to focus spending on those tactics that deliver a positive return on our marketing investment, including more targeted direct mail, email and efficient reach in newspaper. Like most other retailers, we added promotional events in the third quarter and offered deeper discounts compared to 2007. Going into the holiday season, we plan an even more aggressive promotional cadence, with deeper discounts and unique events designed to capture customers’ interest.

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The Company has undergone a comprehensive strategic review of expenses throughout the organization. As previously announced, the review surfaced savings opportunities in non-merchandise procurement, and those are now in effect, with greater potential in 2009 and beyond. Additionally, we have reduced headcount at the managerial level by approximately ten percent, and we have reduced the number of associates’ hours in the stores, also by approximately ten percent.

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A significant outcome of the strategic review involves the Company’s existing supply chain/distribution process, where we currently have merchandise drop-shipped directly from vendors to individual stores. We anticipate transforming the current process over the next 18 months to one that utilizes outside parties to consolidate merchandise from vendors into third-party owned regional distribution centers for store cluster delivery. Once fully operational, the new third-party-based distribution system is expected to yield significant expense reductions.

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We are continuing to manage our business to preserve cash and enhance liquidity. Earlier this year, we suspended payment of a cash dividend and the repurchase of the Company’s common stock. Management has reduced its capital expenditures in 2008 by approximately thirty percent from last year and capital expenditures for 2009 will be significantly less than those in 2008.

Store network update

One new store was opened, one was relocated and six stores closed in the third quarter, resulting in 279 stores in operation at November 1, 2008 as compared to 276 at the same time last year. Year-to-date, six stores have opened, one has been relocated and seven have closed. Three more closings are expected to occur, which will bring to ten the number of stores closed this year, and the total number of stores in operation to 276 at the end of fiscal 2008.

For 2009, we have not actively sought new real estate, although we will open one new store next year based on a previously signed lease. We now expect to close approximately the same number of stores in 2009 that we closed in 2008.

Conference Call

A conference call for investment analysts to discuss these results will be held at 10 a.m. ET today, Thursday, November 20, 2008. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 28, 2008.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changes in consumer spending due to general economic conditions including uncertainty in the financial and credit markets

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	November 1, 2008	February 2, 2008	November 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$64,834	$15,145	$20,481
Trade and other receivables	7,754	12,372	14,669
Inventories	306,030	262,496	344,817
Income taxes receivable	18,482	14,103	13,252
Prepaid expenses and other current assets	14,553	13,985	16,260

Total current assets	411,653	318,101	409,479
Property and equipment, net	105,629	110,687	115,074
Other assets	29,368	31,751	30,783

Total assets	$546,650	$460,539	$555,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,019	$77,124	$125,085
Accrued liabilities	77,438	75,508	80,139

Total current liabilities	177,457	152,632	205,224
Notes payable to banks	100,000	27,133	54,966
Other liabilities	28,926	24,085	23,594

Total liabilities	306,383	203,850	283,784
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,332,941, 41,831,182 and 41,709,780 shares issued and outstanding, respectively	423	418	417
Additional paid-in capital	8,514	5,288	5,612
Retained earnings	231,330	250,983	265,523

Total stockholders’ equity	240,267	256,689	271,552

Total liabilities and stockholders’ equity	$546,650	$460,539	$555,336

Stein Mart, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended November 1, 2008	13 Weeks Ended November 3, 2007	39 Weeks Ended November 1, 2008	39 Weeks Ended November 3, 2007
Net sales	$298,815	$333,343	$962,566	$1,040,201
Cost of merchandise sold	231,351	247,131	723,234	762,881

Gross profit	67,464	86,212	239,332	277,320
Selling, general and administrative expenses	93,525	97,224	277,587	282,347
Other income, net	4,954	5,736	16,257	16,370

Income (loss) from operations	(21,107)	(5,276)	(21,998)	11,343
Interest expense, net	(519)	(445)	(1,091)	(361)

Income (loss) before income taxes	(21,626)	(5,721)	(23,089)	10,982
Income tax benefit (provision)	7,508	3,032	7,966	(3,364)

Net income (loss)	$(14,118)	$(2,689)	$(15,123)	$7,618

Net income (loss) per share:
Basic	$(0.34)	$(0.06)	$(0.37)	$0.18

Diluted	$(0.34)	$(0.06)	$(0.37)	$0.18

Weighted-average shares outstanding:
Basic	41,410	41,548	41,323	42,445

Diluted	41,410	41,548	41,323	42,943

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended November 1, 2008	39 Weeks Ended November 3, 2007
Cash flows from operating activities:
Net income (loss)	$(15,123)	$7,618
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	19,027	19,190
Impairment of property and other assets	475	108
Store closing charges	3,810	396
Deferred income taxes	(584)	(943)
Share-based compensation	2,836	6,496
Tax benefit from equity issuances	—	287
Excess tax benefits from share-based compensation	—	(258)
Changes in assets and liabilities:
Trade and other receivables	4,618	(4,505)
Inventories	(43,534)	(53,874)
Income taxes receivable	(4,379)	(13,252)
Prepaid expenses and other current assets	(690)	(1,729)
Other assets	1,898	(2,560)
Accounts payable	22,895	41,842
Accrued liabilities	872	800
Income taxes payable	—	(13,091)
Other liabilities	(1,906)	1,273

Net cash used in operating activities	(9,785)	(12,202)

Cash flows from investing activities:
Capital expenditures	(13,924)	(20,071)
Purchases of short-term investments	—	(36,580)
Sales of short-term investments	—	47,415

Net cash used in investing activities	(13,924)	(9,236)

Cash flows from financing activities:
Borrowings under notes payable to banks	625,860	236,054
Repayments of notes payable to banks	(552,993)	(181,088)
Cash dividends paid	—	(8,073)
Excess tax benefits from share-based compensation	—	258
Proceeds from exercise of stock options	—	3,521
Proceeds from employee stock purchase plan	548	586
Repurchase of common stock	(17)	(26,899)

Net cash provided by financing activities	73,398	24,359

Net increase in cash and cash equivalents	49,689	2,921
Cash and cash equivalents at beginning of year	15,145	17,560

Cash and cash equivalents at end of period	$64,834	$20,481